Exhibit 99.2

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Financial Statements

September 30, 2008

Note: The consolidated financial statements that follow for the periods ended September 30, 2008 and 2007 have not been audited nor have they been reviewed by our independent auditors.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheets

September 30, 2008 and March 31, 2008

	September 30, 2008	March 31, 2008
ASSETS	(Unaudited)	(Audited)

Current Assets:
Cash	$5,933,019	$537,927
Restricted cash	505,942	-
Short term investments	-	893,943
Inventory	13,412,341	-
Prepaid and other assets	13,342,116	3,853,165
Total current assets	33,193,418	5,285,035

Property and Equipment:
Construction in progress, including amounts from related parties of
$259,746,407 and $208,175,756, respectively	308,027,129	237,082,872
Land	3,982,150	3,951,333
Office equipment (net of $78,345 and $36,056 accumulated depreciation)	467,123	127,913
Total property and equipment	312,476,402	241,162,118

Other assets:
Financing costs	4,851,080	3,502,488
Long term investments	2,755	2,000
Restricted cash	3,221,640	4,224,299
Total other assets	$8,075,475	$7,728,787

TOTAL ASSETS	353,745,295	254,175,940

LIABILITIES AND MEMBERS' CAPITAL

Current Liabilities:
Accounts payable, including amounts from related parties of
$0 and $9,266,812, respectively	$4,965,514	$10,038,291
Accrued expenses, including amounts from related parties of
$0 and $1,389,026, respectively	3,775,537	2,861,988
Current maturities of notes payable	14,374,085	1,750,000
Current portion of capital lease obligations	162,891	93,326
Retainage payable	15,598,903	12,112,289
Total current liabilities	38,876,930	26,855,894

Long term liabilities:
Capital lease obligations, less current portion	533,727	301,292
Notes payable	144,661,419	58,409,998
Revenue bonds payable	22,000,000	22,000,000
Unearned grant revenue	2,400,000	-
Minority interest	37,709,517	38,622,323

TOTAL LIABILITIES	246,181,593	146,189,507

MEMBERS' CAPITAL	107,563,702	107,986,433

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$353,745,295	$254,175,940

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Operations

For the Three and Six Months Ended September 30, 2008 and 2007 and for the

Period from September 28, 2006 (Date of Inception) to September 30, 2008

 (Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,		Period from September 28, 2006 (Date of Inception) to September 30, 2008
	2008	2007	2008	2007

Revenue
Distillers grain	$424,304	$-	$424,304	$-	$424,304
Ethanol Trading	4,853,709	-	5,112,324	-	5,112,324
Total Revenue	5,278,013	-	5,536,628	-	5,536,628

Expenses
Cost of goods sold	7,381,286	-	7,546,064	-	7,546,064
Professional fees, including amounts to related parties of
$3,875, $0, $8,878, $11,536 and $150,008, respectively	506,537	120,317	886,489	280,818	3,122,957
Salaries	1,293,682	311,331	1,934,919	437,025	4,760,339
General and administrative, including amounts to related
parties of $81,900, $81,900, $163,800,
$138,900 and $563,820, respectively	732,393	112,676	1,159,664	200,325	2,919,302
Depreciation	29,495	3,287	42,289	5,507	65,419
Total expenses	9,943,393	547,611	11,569,425	923,675	18,414,081

Other Income
Interest, net	(35,390)	438,756	(32,206)	1,376,495	2,730,273
Other income	102,100	4,200	104,200	5,600	115,772
Total other income	66,710	442,956	71,994	1,382,095	2,846,045

Net (Loss) Income Before Minority Interests	(4,598,670)	(104,655)	(5,960,803)	458,420	(10,031,408)

Minority Interests in (losses) income
of consolidated subsidiaries	(722,571)	33,753	(912,807)	213,600	(1,421,091)

Net (Loss) Income	$(3,876,099)	$(138,408)	$(5,047,996)	$244,820	$(8,610,317)

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

 (A Development Stage Company)

 Consolidated Statements of Members' Capital

 Period from September 28, 2006 (Date of Inception) to September 30, 2008

Members' Capital

Balance at September 28, 2006 (date of inception)	-
Capital contributions from members	$108,147,999
Issuance costs	75,000
Compensation expense related to share-based payments	342,334
Net Loss	(42,209)
Balance at March 31, 2007	108,523,124
Capital contributions from members	2,474,496
Compensation expense related to share-based payments	508,925
Net Loss	(3,520,112)
Balance at March 31, 2008	107,986,433
Capital contributions from members	2,100,000
Net Loss	(1,171,897)
Balance at June 30, 2008	108,914,536
Capital contributions from members	2,384,042
Compensation expense related to share-based payments	141,223
Net Loss	(3,876,099)
Balance at September 30, 2008	$107,563,702

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Cash Flows

For the Six Months Ended September 30, 2008 and 2007 and for the

Period from September 28, 2006 (Date of Inception) to September 30, 2008

(Unaudited)

			Period from
			September 28, 2006
	Six Months Ended		(Date of Inception)
	September 30, 2008	September 30, 2007	to September 30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(5,047,996)	$244,820	$(8,610,317)
Adjustments to reconcile net (loss) income from operations to net cash (used in) provided by operating activities:
Depreciation			65,419
Stock option expense			992,482
Minority interest in (losses) net income of consolidated subsidiaries			(1,421,091)
Changes in assets and liabilities:
Prepaid and other assets	(9,488,951)	(4,361,771)	(13,298,684)
Inventory	(13,412,341)	-	(13,412,341)
Accounts payable	(5,072,776)	(1,875,126)	(5,367,254)
Accrued expenses	3,313,549	17,097,534	4,161,197
Net cash (used in) provided by operating activities	(30,437,810)	11,144,717	(36,890,589)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities			(2,755)
Payments for construction in progress, less retainage			(244,136,852)
Payments for office equipment			(508,324)
Investment in restricted cash			(3,727,582)
Land purchases			(293,105)
Net cash used in investing activities	(66,178,054)	(92,579,579)	(248,668,618)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions			115,106,537
Proceeds from revenue bonds			22,000,000
Proceeds from contruction notes payable			159,035,504
Payments for financing costs			(4,649,815)
Net cash provided by financing activities	102,010,956	1,971,028	291,492,226

NET INCREASE (DECREASE) IN CASH	5,395,092	(79,463,834)	5,933,019

CASH—Beginning of period	537,927	87,466,300	-

CASH—End of period	$5,933,019	$8,002,466	$5,933,019

SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Capital lease obligations incurred for equipment	-	-	394,618

Acquisition of net assets for EGP & IBE	-	-	5,343,402

Increase in construction in progress for amounts still owed	9,180,326	15,033,970	9,180,326

Amortized financing costs capitalized in construction in progress	-	-	120,727

See accompanying notes to the consolidated financial statements.

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Quarter Ended September 30, 2008 and 2007

1. Description of Business and Summary of Significant Accounting Policies

a.

Description of Business

VBV LLC (the Company), a Delaware limited liability company, was formed on September 28, 2006 as a result of like-minded visionaries joining forces in order to capitalize on the biofuels opportunities available within the United States. The Company believes biofuels will play a significant role in meeting the increasing demand for energy from renewable sources. The Company is currently seeking opportunities in the corn-to-ethanol business to build a network combining production, distribution and marketing.

The Company has a controlling interest in two development stage ethanol plants, Indiana Bio-Energy, LLC (IBE), an Indiana limited liability company which was formed on December 7, 2004 and Ethanol Grain Processors, LLC (EGP), a Tennessee limited liability company which was formed on October 24, 2004. Both plants are 100 million gallon name plate dry mill natural gas ethanol plants which will produce fuel grade ethanol and distillers grain. Both plants are expected to be completed and operational in the Fall of 2008. Accordingly, the Company is considered to be a development stage company.

On May 7, 2008, the Company announced its plan to enter into a merger with another ethanol producer, Green Plains Renewable Energy, Inc. Upon approval of the merger and closing, the Company merged into a subsidiary of Green Plains Renewable Energy, Inc. The merger was completed and effective on October 15, 2008.

In June 2008 the Company established an ethanol purchasing, selling and marketing business unit, whereby the Company will purchase, sell and market ethanol.

b.

Fiscal Reporting Period

Subsequent the merger with Green Plains Renewable Energy, Inc., the Company has changed from a fiscal year ending March 31 to a fiscal year ending December 31 for reporting financial operations.

c.

Use of Estimates

The preparation of the consolidated financial statements, in accordance with generally accepted principles in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

d.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries (collectively, the Company). In accordance with the Financial Accounting Standards Board (FASB) Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46R), the Company also consolidates any variable interest entities (VIE's) of which it is the primary beneficiary, as defined. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.

e.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

f.

Short Term Investments

Short term investments consist of certificates of deposit that are stated at cost, which approximates the fair market value. These investments are held at a financial institution. The maturity dates on these securities are greater than 90 days when purchased.

g.

Prepaid Expenses

Prepaid expenses consist of utility deposits and prepaid insurance policies.

h.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation on office equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciation on construction in progress, including capitalized interest, will begin upon commencement of operations at the plants. Both plants are expected to be completed and operational in the fall of 2008. Total depreciation for the quarter ended September 30, 2008 and 2007 was $29,495 and $3,287 respectively and for the six months ended September 30, 2008 and 2007 was $42,289 and $5,507 respectively.

i.

Financing Costs

Fees and costs related to securing debt financing are recorded as financing costs, depending on the nature of the debt instrument. Financing costs are stated at cost and are amortized as interest over the life of the loans. During the period of construction, amortization of such costs is being capitalized in construction in progress. Total amortization of such costs capitalized in construction in progress as of September 30, 2008 and March 31, 2008 was $325,205.

j.

Restricted Cash

The Company maintains cash on deposit in accounts held by a trustee, which have been restricted to be used only for approved expenses relating to the construction of ethanol plants.

k.

Revenue recognition

Revenue for the period consists of ethanol sales of the purchasing, selling and marketing business unit. Revenue is recognized when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectability is reasonably assured.

l.

Minority Interests

The Company records minority interest expense which reflects the portion of the results of operations of majority-owned operations which are attributable to the minority interest members. The Company has a 78% ownership in Indiana Bio Energy LLC and a 62% ownership in Ethanol Grain Processors LLC.

m.

Retainage Payable

Retainage payable consists of amounts earned by contractors on the construction of the IBE and EGP plants and payable upon completion of the construction of the plants

n.

Equity-Based Compensation

The Company applies SFAS No. 123(R) "Accounting for Stock-Based Compensation" for all compensation related to units, options or warrants. SFAS No. 123(R) requires the recognition of compensation cost using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Units issued for compensation are valued using the estimated fair value of the units on the date of the related agreement.

o.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

VBV LLC intended to be taxed as a corporation from its inception date onward. However, the election required to be filed with Internal Revenue Service (IRS) was accepted by the IRS with an effective date of April 11, 2007, not the September 28, 2006 inception date as requested by VBV LLC on its election form. VBV LLC is considered a flow through entity for the period from September 28, 2006 to April 10, 2007. VBV LLC is in the process of appealing the corporation effective date with the IRS. The outcome of the appeal is expected during the 2008 calendar year.

VBV LLC, as a development stage company, has incurred losses for the quarter ended September 30, 2008 and for the period from September 28, 2006 (inception) to September 30, 2008. Those losses have appropriately been recorded as a deferred tax asset with an offsetting valuation allowance as the losses are not more likely than not to be utilized prior to their expiration. If the VBV LLC appeal of the effective date of the corporate status is denied, losses incurred from the effective date of September 28, 2006 through April 10, 2007 cannot be utilized by the corporate entity established at April 11, 2007.

2. Long-Term Debt and Notes Payable

Long-term debt at September 30, 2008 and March 31, 2008 consists of the following:

	September 30, 2008	March 31, 2008

EGP Construction Term Loan through Farm Credit
Services, Agent Base Rate + 25 Basis Points	$74,074,448	$29,600,000
EGP Commercial Loan through Tennessee Valley
Authority at 2%	1,000,000	1,000,000
EGP Gibson Promissory Note	277,481	-
IBE Construction Note through Agstar Financial
Services, LIBOR + 350 basis points, IBE Senior Debt	80,270,301	29,559,998
IBE Revenue Bonds Payable, 7.5% bond issuance
through the City of Bluffton, IN and U.S. Bank,
IBE Junior Debt	22,000,000	22,000,000
VBV Revolving Line of Credit	357,597	-
VBV Related Party Loan	3,055,677	-

Total Debt	181,035,504	82,159,998
Less current maturities of notes payable	14,374,085	1,750,000

Total Long Term Debt	$166,661,419	$80,409,998

In January 2007, EGP entered into a credit agreement with Farm Credit Services of Mid-America to partially finance the construction of one of the plants. In August 2007, EGP amended the credit agreement to include an additional $5,000,000. The credit agreement is comprised of a $60,000,000 construction term loan, a revolving construction term loan of $37,400,000 and a $2,600,000 revolving line of credit (the EGP Loan Agreements).

Construction Term Loan—This loan of $60,000,000 is available for advances until construction for the plant has been completed. Principal payments are to commence with $2,400,000 due on May 20, 2009, and each quarter thereafter with a final maturity on May 20, 2015. Interest shall be calculated on the actual number of days each loan is outstanding and is payable on a monthly basis. In addition, for fiscal years 2008 and ending with the fiscal year 2013, the Company is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations (as defined in the agreement), not to exceed $8,000,000 per year and provided, however, that if such payments would result in a covenant default under the EGP Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $18,000,000.

Revolving Construction Term Loan—This loan of $37,400,000 is available for advances beginning April 1, 2008 throughout the life of the commitment, which expires May 1, 2019. This loan requires semi-annual $4,675,000 payments on/step-downs of the commitment to commence on the first day of the month beginning approximately six months after repayment of the construction term loan, by November 1, 2015 at the latest with a final maturity no later than November 1, 2018.

EGP has an additional revolving line of credit in the amount of $2,600,000 which requires interest to be paid monthly on the unpaid balance in accordance with one or more of the following interest rate options: agent base variable rate plus 0.25%, quoted fixed per annum rate or a fixed rate of LIBOR plus 3.15%. The Company has no borrowings under this arrangement as of September 30, 2008 and 2007.

In February 2007, IBE entered into a credit agreement with Agstar Financial Services to partially finance the construction of one of the plants. The IBE loan is comprised of a $90,000,000 construction loan, which will convert into a $70,000,000 amortizing term loan, and a $20,000,000 revolving line of credit at plant completion (the IBE Loan Agreements).

Term Loan—This loan is available for advances until construction for the plant has been completed. Principal payments are to commence with $583,333 due the earlier of 60 days from completion of construction of the plant or December 31, 2008, and each month thereafter with a final maturity on December 31, 2018 at the latest. In addition, for fiscal years ending in 2009 and thereafter, the Company is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations (as defined in the agreement), not to exceed $4,000,000 per year, and provided, however, that if such payments would result in a covenant default under the IBE Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $16,000,000.

Revenue Bond—IBE also entered into an agreement on March 1, 2007 and received $22,000,000 from the City of Bluffton, IN, Subordinate Solid Waste Disposal Facility Revenue Bonds (the IBE Revenue Bonds). Funds from the revenue bond have been received at September 30, 2008 and 2007. The revenue bonds require semi-annual principal and interest payments beginning in March 2010 through September 2019.

Pricing and fees

The EGP Loan Agreements bear interest at either Agent Base Rate (prime) plus 0%- 1/2% (based on a ratio of total equity to total assets) or short-term fixed rates at LIBOR +290 to 315 basis points (based on a ratio of total equity to total assets). The lenders may, however, allow the Company to elect to pay interest at a fixed interest rate to be determined. Origination fees of $1,100,000 and $2,000 for equity in lenders have been incurred by the company through March 31, 2008 and are recorded in financing costs in the consolidated balance sheets. The Company paid an application of fee of $40,000 on August 9, 2006 and has annual recurring fees of $30,000. An unused commitment fee of  1 / 2 % is charged on the $37,400,000 Revolving Construction Term Loan and  2 / 5 % on the $2,600,000 Revolving Line of Credit.

The IBE Loan Agreements bear interest at LIBOR short-term fixed rates plus 350 basis points during the construction phase and plus 250 to 325 basis points thereafter (based on a ratio of total equity to total assets). Origination fees of $1,300,000 and other fees in the amount of $26,000 have been incurred by the company through March 31, 2008 and are recorded in financing costs in the consolidated balance sheets.

The IBE Revenue bond bears interest at 7.50% per annum. An annual administrative fee of $5,000 began May 2008. Bond issue costs totaled $1,000,000 and are recorded in financing costs in the consolidated balance sheets.

Security

As security for the EGP Loan Agreements and the IBE Loan Agreements (collectively, the Loan Agreements), the lenders received a first-position lien on all personal property and real estate owned by EGP and IBE, including an assignment of all contracts and rights pertinent to construction and on-going operations of the plants. The Company will be required to maintain certain financial and non-financial covenants during the term of the loans.

Representations, Warranties and Covenants

The Loan Agreements contain representations, warranties, conditions precedent, affirmative covenants (including financial covenants) and negative covenants.

The EGP Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $9,000,000 at the commencement of operations and increasing to $12,000,000 for fiscal year 2009, and thereafter, except that in determining current assets, any amounts available not drawn on the loan agreement (less the amount that would be considered a current liability as a result from drawing the additional funds under GAAP) may be included.

The EGP Loan Agreements require net worth (total assets over total liabilities in accordance with GAAP consistently applied) of $66,000,000, increasing to $67,000,000 on completion date, and increasing to $70,000,000 for fiscal year ending 2009 and thereafter.

The EGP Loan Agreements also require a Debt Service Coverage Ratio of 1.25 to 1.0 for fiscal year 2009 and thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization; divided by 2) all current portions of regularly scheduled long term debt for the prior period (previous year end).

In addition, dividends or other distributions to equity holders will be limited to 40% of the profit net of income taxes for each fiscal year and may be paid only where the Company is expected to remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to fiscal years 2009 and thereafter, an additional distribution may be made to equity holders in excess of the 40% limit for such fiscal year if the Company has made the required free cash flow payment for/based on such fiscal year, and will thereafter remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of said potential additional payment.

The IBE Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $10,000,000 at the commencement of operations and increasing to $12,000,000 no later than 12 months after the date construction for the plant has been completed and continuing thereafter.

The IBE Loan Agreements require net worth (total assets over total liabilities plus subordinated debt in accordance with GAAP consistently applied) of $80,000,000 at the date construction for the plant has been completed and continuing thereafter.

The IBE Loan Agreements require tangible owner's equity (net worth divided by total assets) of at least 40% at the end of the first fiscal year following the date construction for the plant has been completed and at least 50% by the end of the second fiscal year following the date construction for the plant has been completed and continuing thereafter.

The IBE Loan Agreements also require a Debt Service Coverage Ratio of 1.25 to 1.0 for the fiscal year end 12 months following the date construction for the plant has been completed and continuing thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization, divided by 2) all current portions of regularly scheduled long term debt for the prior period (previous year end).

In addition, dividends or other distributions to equity holders will be limited to 50% of the profit net of income taxes for each fiscal year.

The IBE Revenue Bonds require a Debt Service Coverage Ratio of 1.25 to 1.0 for the fiscal year end 12 months following the date construction for the plants has been completed and continuing thereafter.

At September 30, 2008, the aggregate long term debt maturities were as follows:

		Payments Due by Period
Contractual Obligations - IBE	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter

IBE Revenue Bonds	22,000,000	-	2,120,000	3,220,000	16,660,000
IBE Loan Agreements	80,270,301	5,833,330	13,999,992	13,999,992	46,436,987
Purchase Obligations	7,279,008	7,279,008	-	-	-
Total	109,549,309	13,112,338	16,119,992	17,219,992	63,096,987

		Payments Due by Period
Contractual Obligations - EGP	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter

Capital Lease Obligation	748,092	162,891	585,201	-	-
EGP Loan Agreements	74,074,448	4,800,000	19,200,000	19,200,000	30,874,448
Other Long-Term Liabilities	1,277,481	327,481	150,000	200,000	600,000
Purchase Obligations	14,676,437	14,676,437	-	-	-
Total	90,776,458	19,966,809	19,935,201	19,400,000	31,474,448

		Payments Due by Period
Contractual Obligations - VBV	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter

Revolving Line of Credit	357,597	357,597	-	-	-
Related Party Loan - NTR	3,055,677	3,055,677	-	-	-
Total	3,413,274	3,413,274	-	-	-

The Company is in compliance with all debt covenants as of September 30, 2008.

Capitalized Interest

There was $1,947,742 and $3,886,213 of interest capitalized through September 30, 2008 for EGP and IBE respectively.

3. Members' Equity

VBV LLC (the Company), a Delaware limited liability company, was formed on September 28, 2006. The Company was capitalized by its three members initially to purchase the investments in Indiana Bio-Energy LLC and Ethanol Grain Processors LLC and thereafter to fund the ongoing expenditures arising from the management team and related development activities in Chicago.

The investment in Indiana Bio-Energy LLC (IBE) was purchased for cash consideration of $51,130,000, which was contributed by its members on December 22, 2006. VBV LLC acquired 5,113 shares, representing 78% ownership.

The investment in Ethanol Grain Processors LLC (EGP) was purchased for cash consideration of $49,527,500, which was contributed by its members on January 19, 2007. VBV LLC acquired 24,764,000 shares, representing 62% ownership.

Thereafter, there were cash calls for VBV LLC in June and October 2007 for $1,000,000 each, one in February 2008 for $475,000, one in April 2008 for $2,100,000 and one in July 2008 for $1,000,000.

The Company also incurred finders fees on both investments which were paid to Ethanol Capital Management LLC of $7,490,000 in May 2007. The funding of these fees came from contributions by each of the shareholders in their respective shareholdings. These fees were considered part of the purchase price of these investments and resulted in additional amounts being recorded as construction in progress.  In September 2008, the Company was recharged for legal, accounting and consulting services in the amount of $1,384,042 incurred by the shareholders.  These charged were considered part of the investment in the Company and recorded as contributions by each of the shareholders in their respective shareholdings.

The total number of units in VBV LLC issued was 1,000 units.

In April 2008 VBV recorded the purchase of interest of Virgin Entertainment Holdings Inc in VBV by Bioverda International Holdings Limited and Bioverda US Holdings LLC.

4. Commitments and Contingencies

Both IBE and EGP have entered into design-build agreements with various contractors related to the construction at the plant sites. As of September 30, 2008 the Company had approximately $7,279,000 and $14,676,000 in contractual purchase obligations related to IBE and EGP, respectively.

5. Related Party Transactions

Support

An equity owner of VBV, NTR PLC, has agreed to financially support the Company's operations, if necessary, for a period of not less than one year from March 31, 2008.

Construction Contracts

In August 2006, EGP signed a lump-sum design-build agreement with Fagen Inc., a general contractor who is also a member of EGP, for approximately $119,600,000 including change orders. EGP has incurred $113,243,458 for these services since inception of the contract with $4,995,169 during the quarter ended September 30, 2008 and $15,897,423 during the quarter ended September 30, 2007 with $8,159,695 and $5,717,244 included in retainage payable amounts in the accompanying consolidated balance sheets at September 30, 2008 and March 31, 2008 and $5,027,238 included in accounts payable and accrued expenses at March 31, 2008.

In December 2006, EGP entered into an agreement with Harold Coffey, a general contractor who is also a member of EGP for Phase 1 (grading and drainage) and Phase 2 (rail spur track) for the site work for approximately $10,829,168, including change orders. EGP has incurred $10,829,168 for these services since inception of the contract with $50,639 during the quarter ended September 30, 2008 and $1,146,527 during the quarter ended September 30, 2007 with $160,200 included within retainage payable amounts in the accompanying consolidated balance sheets at September 30, 2008 and March 31, 2008 and $489,543 included in accounts payable and accrued expenses at March 31, 2008.

In May 2006, IBE signed a lump-sum design-build agreement with Fagen Inc., a general contractor who is also a member of IBE. IBE has incurred $119,733,538 for these services since inception of contract, $15,691,260 during the quarter ended September 30, 2008 and $19,888,212 during the quarter ended September 30, 2007 with $5,139,057 included in accounts payable and accrued expenses at March 31, 2008 and $6,581,213 and 5,670,829 included in retainage payable amounts in the accompanying consolidated balance sheets at September 30, 2008 and March 31, 2008.

Jackson-Briner Joint Venture LLC, a related party, owned and managed by James Jackson and Michael Swinford, both investors in IBE, has a contract to provide "Owners scope" services to IBE. IBE has incurred $15,940,243 for these services since inception of the contract, $2,353,571 during the quarter ended September 30, 2008 and $1,170,728 during the quarter ended September 30, 2007 with $697,795 and $564,016 included in retainage payable amounts in the accompanying consolidated balance sheets at September 30, 2008 and March 31, 2008.

Grain Origination Contracts

Obion Grain is EGP's exclusive supplier of corn produced in the seven counties surrounding the plant and has an ownership interest in EGP and will have a subordinate lien on EGP's real property if EGP defaults under its corn purchase agreement with Obion Grain. In addition, Obion Grain is controlled by Dyersburg Elevator Company, James Baxter Sanders, Michael D. Miller and William H. Latimer, whom all have ownership interests in EGP, and the latter two of whom also serve as directors of the EGP board.

Cargill Biofuels Investment, a related party of IBE, has contracted with Cargill Incorporated, through its AgHorizons Business Unit ("Cargill"), for all of IBE's corn supplies. IBE has agreed to pay Cargill for its cost of procuring the corn plus a per bushel origination fee.

Consulting Contracts

In July 2005, EGP entered into a management consulting agreement with a related party to provide management services in the capacity of Chief Executive Officer and Chief Financial Officer. EGP incurred $42,900 of expenses with this related party in the quarter ended September 30, 2008 and $42,900 in the quarter ended September 30, 2007. Nothing is outstanding to this related party for the periods ended September 30, 2008 and 2007.

Steve Hogan and Troy Flowers are investors in IBE and they are the principles of Midwest Bio-Management LLC. Midwest Bio-Management LLC has an agreement for consulting and services with IBE dated August 10, 2005. The contract for services and consulting is for $13,000 a month and expires July 31, 2009. IBE has incurred $39,000 in consulting and administrative services from this related party during the quarter ended September 30, 2008 and $39,000 during the quarter ended September 30, 2007. Nothing is outstanding to this related party for the periods ended September 30, 2008 and 2007, respectively.

David Dale of Dale & Huffman is an investor in IBE and Dale & Huffman provided legal services to IBE. IBE has incurred $3,875 in legal services from this related party in the quarter ended September 30, 2008 and $0 in the quarter ended September 30, 2007. There were no amounts outstanding to this related party at September 30, 2008 and 2007.

Marketing Contracts

IBE has entered into an agreement with Aventine Renewable Energy, Inc. ("Aventine"), an investor in IBE, to sell to them all of the ethanol produced at the plant. IBE will pay Aventine a certain percentage of the sales price determined on a pooled basis for certain marketing, storage, and transportation costs. No ethanol has been sold for the periods ended September 30, 2008 and 2007.

Notes Payable

In June 2008, VBV LLC entered into a 6% Promissory Note with Wilon for $300,000 and a 6% Promissory Note with Bioverda International Holding for $2,700,000 working capital for the third party ethanol merchandising activity of VBV.